Exhibit 99.1

N E W S R E L E A S E

FOR IMMEDIATE RELEASE

MEDIA CONTACTS:

Jeannine Addams
Kristin Wohlleben
J.Addams & Partners, Inc.
404/231-1132 phone
jfaddams@jaddams.com
kwohlleben@jaddams.com

INVESTOR CONTACT:

Todd Atenhan
James Kautz
404-806-1393 phone
investorrelations@exide.com

Exide Technologies Announces Appointment of Phillip A. Damaska
as Executive Vice President and Chief Financial Officer;
Francis M. Corby to Retire at Conclusion of Fiscal 2008

Alpharetta, Ga. – February 6, 2008 – Exide Technologies (NASDAQ: XIDE, www.exide.com), a global leader in stored electrical-energy solutions, announced today that its Board of Directors has appointed Phillip A. Damaska, 53, as the Company’s new Executive Vice President and Chief Financial Officer, effective April 1, 2008.

Mr. Damaska brings more than 30 years of experience to his new role at Exide. He joined the Company in January 2005 as Vice President, Finance and was subsequently appointed Vice President and Corporate Controller in August of that same year. Since March 2006, Mr. Damaska has held the position of Senior Vice President and Corporate Controller and has overseen all of the Company’s internal and external financial reporting, the preparation of annual operating plans and forecast updates as well as provided guidance in the Company’s efforts to comply with requirements of the Sarbanes-Oxley Act.

From 1996 through 2004, Mr. Damaska held a variety of positions at Freudenberg-NOK, the Americas joint venture partnership between Freudenberg and Company in Germany and NOK Corporation in Japan.

Freudenberg-NOK provides an extensive portfolio of precision molded products to the aerospace, aftermarket, fluid power, oil and gas, marine, healthcare/medical, off-highway equipment, recreational, industrial, chemical processing and semiconductor markets worldwide. During his tenure, he served as President of Corteco, an automotive and industrial seal supplier that is part of the Freudenberg-NOK global group of companies. He also held several finance related positions of increasing responsibility.

“During his time at Exide, Phil has demonstrated leadership and financial acuity while earning the respect of the entire executive team and our Board of Directors,” said Gordon A. Ulsh, President and Chief Executive Officer of Exide Technologies.  “He has played a fundamental role in strengthening Exide’s stability and profitability, and his guidance as Chief Financial Officer will help the Company as we drive toward achieving our goals of growth and profitability.”

Mr. Damaska holds a Bachelor’s Degree in Accounting from Albion College and an MBA from the University of Detroit. He also is a Certified Public Accountant in the state of Michigan.

Mr. Damaska succeeds Francis M. Corby, Jr., who has served Exide as Executive Vice President and Chief Financial Officer since March 2006. During his tenure, Mr. Corby has been instrumental in helping the Company refinance its bank debt and complete two separate equity rights offerings. He plans his retirement to coincide with the conclusion of the Company’s fiscal year 2008.

“As a mature, experienced leader, Fran infused Exide with financial stability at a critical time in our Company’s evolution, bringing a number of internal issues under control,” said Gordon A. Ulsh, President and Chief Executive Officer of Exide Technologies. “He took the lead, for example, in strengthening our corporate accounting controls and compliance with Sarbanes-Oxley. We are grateful for his many contributions that have strengthened our position in the financial marketplace.”

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(XIDE-C)
About Exide Technologies

Exide Technologies, with operations in more than 80 countries, is one of the world’s largest producers and recyclers of lead-acid batteries. The Company’s four global business groups — Transportation Americas, Transportation Europe and Rest of World, Industrial Energy Americas and Industrial Energy Europe and Rest of World — provide a comprehensive range of stored electrical energy products and services for industrial and transportation applications.

Transportation markets include original-equipment and aftermarket automotive, heavy-duty truck, agricultural and marine applications, and new technologies for hybrid vehicles and 42-volt automotive applications. Industrial markets include network power applications such as telecommunications systems, electric utilities, railroads, photovoltaic (solar-power related) and uninterruptible power supply (UPS), and motive-power applications including lift trucks, mining and other commercial vehicles.

Further information about Exide, including its financial results, are available at www.exide.com.

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